EXHIBIT 23




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Tucson Electric Power Company and subsidiaries (the Company) on Form S-8 of the report of Deloitte & Touche dated February 9, 1994 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the timing of the recovery of the costs associated with 37.5% of Springerville Unit 2 which cannot presently be determined), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 1993.



DELOITTE & TOUCHE LLP
Tucson, Arizona
January 10, 1995